UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2014 (July 30, 2014)

BROOKDALE SENIOR LIVING INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Westwood Place, Suite 400, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction.

On July 31, 2014, Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), completed the previously announced merger contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2014, by and among Emeritus Corporation, a Washington corporation (“Emeritus”), Brookdale and Broadway Merger Sub Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Brookdale. Pursuant to the Merger Agreement, Merger Sub merged with and into Emeritus (the “Merger”), with Emeritus continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Brookdale.

Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement): (i) each share of common stock, par value $0.0001 per share (“Emeritus Common Stock”), of Emeritus outstanding immediately prior to the Effective Time (other than shares (x) held by Brookdale or Emeritus or any of their wholly owned subsidiaries or (y) with respect to which appraisal rights were properly demanded and not withdrawn under Washington law) was automatically cancelled and converted into the right to receive consideration equal to 0.95 (the “Exchange Ratio”) of a share of common stock, par value of $0.01, of Brookdale (“Brookdale Common Stock”), with cash paid in lieu of fractional shares; (ii) each share of Emeritus restricted stock outstanding immediately prior to the Effective Time, whether or not then vested, became fully vested and was treated as a share of Emeritus Common Stock, and was cancelled and converted in the same way as all other outstanding shares of Emeritus Common Stock, as described above; and (iii) each Emeritus stock option outstanding immediately prior to the Effective Time was automatically cancelled and converted into the right of the holder to receive a number of whole shares of Brookdale Common Stock, determined by (A) multiplying (x) the total number of shares subject to Emeritus stock option by (y) an amount equal to the “Applicable Closing Price,” less the exercise price per share for such option, and (B) dividing such amount by the ten-day volume weighted average closing price of Brookdale Common Stock (the “VWAP”). The number of shares of Brookdale Common Stock issued to holders of Emeritus stock options and to certain electing holders of Emeritus restricted stock was reduced to cover the minimum amount of any applicable tax withholdings. Emeritus stock options with an exercise price that was equal to or greater than the “Applicable Closing Price” were terminated and ceased to be outstanding, without any payment of consideration. The “Applicable Closing Price” for purposes of the Merger Agreement is calculated by multiplying the VWAP by the Exchange Ratio.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Brookdale’s Current Report on Form 8-K filed with the SEC on February 21, 2014, and the terms of which are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information provided in the Introduction to this Report is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As a result of the Merger, as of the Effective Time, Brookdale directly or indirectly acquired entities that are lessees under operating and capital leases covering 311 communities, as well as certain other leases such as office leases and leases associated with Emeritus’ Nurse on Call business. Brookdale also directly or indirectly acquired entities which own 185 communities. The community leases contain customary terms, including assignment and change of control restrictions, maintenance and capital expenditure obligations, termination provisions and financial covenants. In connection with the closing of the Merger, Brookdale has entered into guarantees of certain of these leases.

In addition, as a result of the Merger, as of the Effective Time, Brookdale directly or indirectly assumed approximately $1.4 billion aggregate principal amount of existing mortgage indebtedness of Emeritus. The mortgage loans are collateralized by a total of 182 underlying communities, bear interest either at fixed rates at a weighted average of 6.07% per annum or at variable rates at a weighted average of 5.19% per annum (in each case, as of June 30, 2014), and have remaining maturities ranging from approximately three months to 33 years. The mortgage loans contain customary terms including assignment and change of control restrictions, acceleration provisions and financial covenants. In connection with the closing of the Merger, Brookdale has entered into guarantees of certain of these debt arrangements.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement and the letter agreement, by and between Brookdale and Granger Cobb, the former President and Chief Executive Officer of Emeritus, as amended and restated as of May 22, 2014 (the “Letter Agreement”), Mr. Cobb’s employment with Emeritus terminated as of the Effective Time and he was appointed to Brookdale’s board of directors as a Class I director (with a term to expire at Brookdale’s 2017 Annual Meeting of Stockholders). Mr. Cobb has not been appointed to serve on any committee of Brookdale’s board of directors.

In addition, the Letter Agreement provides that Mr. Cobb will provide consulting services to Brookdale beginning at the Effective Time and ending on the later of the third anniversary thereof or such later date as is mutually agreed between Mr. Cobb and Brookdale. In his role as a consultant, Mr. Cobb will provide services and advice regarding integration and transition matters, serve as an advisor to members of Brookdale’s senior management team, serve as an advisory member to Brookdale’s Senior Management Executive Committee, and assist with other special projects as requested.

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In consideration of the consulting services, Mr. Cobb will receive an annual cash consulting fee of $265,000, along with reimbursement of up to $35,000 per year for premiums paid by Mr. Cobb in respect of certain life and disability insurance arrangements. In addition, Mr. Cobb will receive a grant of Brookdale restricted stock with a grant date value of $1.0 million, which will vest in equal annual installments over the three year period following the grant date, subject to his continued service as a consultant on the applicable vesting date. Mr. Cobb will not receive any cash or equity compensation for his service on Brookdale’s board of directors while he is also serving as a consultant to Brookdale, but he will be entitled to receive compensation as an outside director if he continues serving on Brookdale’s board of directors following the end of the consulting period.

On July 31, 2014, Kristin A. Ferge, previously Brookdale’s Executive Vice President and Treasurer, was named Brookdale’s Executive Vice President, Chief Accounting Officer and Treasurer and assumed the responsibilities of principal accounting officer from Mark W. Ohlendorf, who will continue serving as Brookdale’s President and Chief Financial Officer and will retain the responsibilities of principal financial officer. The biographical information with respect to Ms. Ferge contained in the Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Stockholders of Brookdale filed with the SEC on June 6, 2014 is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 30, 2014, pursuant to the terms of the Merger Agreement and as approved by the stockholders of Brookdale at a special meeting held on July 10, 2014, Brookdale filed an amendment to its Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware. The Charter Amendment reflects an increase in the number of authorized shares of Brookdale Common Stock from 200 million to 400 million.

Item 8.01. Other Events.

On July 31, 2014, Brookdale issued a press release announcing the Merger. A copy of the press release is attached as Exhibit 99.1 hereto, and is incorporated by reference therein.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited consolidated financial statements of Emeritus Corporation as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and the unaudited condensed consolidated financial statements of Emeritus Corporation as of March 31, 2014 and December 31, 2013 and for the three months ended March 31, 2014 and 2013 were filed on Brookdale’s Current Report on Form 8-K on May 27, 2014 as Exhibits 99.2 and 99.3, respectively, and are incorporated in this Item 9.01(a) by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed consolidated financial statements of Brookdale as of and for the three months ended March 31, 2014 and for the year ended December 31, 2013, giving effect to the Merger and certain transactions entered into with HCP, Inc., were filed on Brookdale’s Current Report on Form 8-K filed on May 27, 2014, as Exhibit 99.1 and are incorporated in this Item 9.01(b) by reference.

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(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Brookdale Senior Living Inc., dated July 30, 2014.

99.1	Press release, dated July 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

August 5, 2014	BROOKDALE SENIOR LIVING INC.

	By:	/s/ Chad C. White
Name: Chad C. White
Title: Senior Vice President, Co-General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Brookdale Senior Living Inc., dated July 30, 2014.

99.1	Press release, dated July 31, 2014.